Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT

BETWEEN OHSU AND

D-NOVO THERAPEUTICS, INC.

This Agreement is made and entered into between the Oregon Health & Science University (hereinafter OHSU) having offices at 3181 S. W. Sam Jackson Park Road, Portland, Oregon 97201-3098, and D-Novo Therapeutics, Inc. (hereinafter Licensee), a California corporation having offices at 28202 Cabot Road, Suite 200, Laguna Niguel, California 92677 on this 27th day of June, 2001 (“Effective Date”).

1.	BACKGROUND

1.01	In the course of fundamental research programs at OHSU, inventions were conceived which relate to Vitamin D and its analogs in oncology and other disease therapies. The intellectual property rights resulting from these inventions (and licensed through this Agreement) are subject to the conditions set forth in 37 CFR Part 401.

1.02	By assignment of the inventions as described in OHSU Disclosure Number 97/413 from the inventors, OHSU is the owner of certain patent rights and desires to grant licenses under those rights to Licensee for development of products and processes for public use and benefit. These patent rights include, but are not limited to, those rights in PCT Patent Application #WO 99/49870 “Vitamin D and its Analogs in the Treatment of Tumors and Other Hyperproliferative Disorders” and other patent applications related to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders.

1.03	Licensee desires to develop processes and methods and marketable products for public use and benefit by using Licensed Patent Rights.

2.	DEFINITIONS

2.01	“Affiliate” means any legal entity directly or indirectly controlling, controlled by or under common control with Licensee. Any Affiliate or any joint venture or other entity formed by Licensee that distributes Licensed Products or Licensed Processes shall execute (a) this Agreement or (b) a written joinder agreement in a form satisfactory to OHSU, and will be a Licensee for the purposes of this Agreement (other than for the purposes of Section 6.01). Licensee shall be responsible for such Affiliate’s or entity’s performance of its obligations under this Agreement.

2.02	“Development Plan” means a plans) for the development and/6r marketing of the Licensed Patent Rights that demonstrates Licensee’s capability to bring the Licensed Patent Rights to practical application.

2.03	“First Commercial Sale” means the initial transfer by or on behalf of Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by a on behalf of Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.04	“Government” means the government of the United States of America.

2.05	“Licensed Fields of Use” means for all uses related to oncology and other disease therapies.

2.06	“Licensed Patent Rights” shall mean:

a)	U.S. and foreign patent applications and patents listed in Appendix A or subsequently added to Appendix A by agreement of the parties, all divisions and continuations of these applications, all patents issuing from such applications, divisions, and continuations, and any reissues, reexaminations, and extensions of all such patents;

b)	and to the extent that the following contain one or more claims directed to the invention or inventions claimed in a) above: i) continuations-in-part of a) above; ii) all divisions and continuations of these continuations-in-part; iii) all patents issuing from such continuations-in-part, divisions, and continuations; and iv) any reissues, reexaminations, and extensions of all such patents.

Licensed Patent Rights shall not include claims in b) above to the extent that they are directed to new matter which is not the disclosed in the specifications of a) above.

2.07	“Licensed Product(s)” means tangible materials which, in the course of manufacture, use,, or sale would be covered by one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.08	“Licensed Process(es)” means processes which, in the course of being practiced would be covered by one or more claims of the Licensed Patent Rights that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.09	“Licensed Territory” means the world.

2.10	“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of Licensee, and from leasing, renting, or otherwise making Licensed Products or Licensed Processes available to others without sale or other dispositions, whether invoiced or not, less returns and allowances actually granted, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

2.11	“Trigger Event” means any of the following:

a)	if Licensee becomes insolvent, bankrupt or generally fails to pay its debts as such debts become due; is adjudicated insolvent or bankrupt; admits in writing its inability to pay its debts; or shall suffer a custodian, receiver or trustee for it or substantially all of its property to be appointed and, if appointed without its consent, not be discharged within thirty (30) days; makes an assignment for the benefit of creditors; or suffers proceedings under any law related to bankruptcy, insolvency, liquidation or the reorganization, readjustment or the release of debtors to be instituted against it and, if contested by it, not dismissed or stayed within ten (10) days;

b)	if proceedings under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment or the release of debtors are instituted or commenced by Licensee;

c)	if any order for relief is entered relating to any of the proceedings described in Paragraphs 2.11(a) or (b);

d)	if Licensee shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts;

e)	if Licensee shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the proceedings described in Paragraphs 2.11 (a), (b), (c) or (d); or

f)	if Licensee fails to make commercially reasonable efforts to cure any breach by a sublicensee of its agreement with Licensee related to the Licensed Patent Rights, or if after Licensee makes such commercially reasonable efforts and sublicensee is still in breach, Licensee fails to terminate such sublicensee agreement within a reasonable period of time, but in no event longer than one hundred and twenty (120) days.

3.	GRANT OF RIGHTS

3.01	OHSU hereby grants and Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license to Licensee under the Licensed Patent Rights in the Licensed Territory to make, have made, use, offer for sale, sell and import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.02

At no cost to Licensee, for two (2) years from the Effective Date: 1) for all inventions conceived within that two (2) years that are improvements to the patents and patent applications listed in Appendix A, Licensee shall have the right to add said patents and patent applications to Appendix A; and, 2) Licensee shall have the right to add patents and patent applications acquired or licensed by or to OHSU that relate to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders. In that event, the terms and conditions governing said additional patent applications and patents added to Appendix A shall be the terms and conditions provided for herein, as modified by any further written agreement of the parties. After two (2) years from the Effective Date, the parties agree that Licensee will have the first right to negotiate in good faith regarding any additional patent rights that relate to pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders that Licensee desires to acquire from OHSU.

3.03	This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of OHSU other than Licensed Patent Rights regardless of whether such patents are dominant or subordinate to Licensed Patent Rights.

3.04	The license of Paragraph 3.01 above is exclusive, except that OHSU may use, and permit other academic and nonprofit organizations to use, the Licensed Patent Rights for educational and research purposes, and further, the U.S. government may use the Licensed Patent Rights as provided for in Paragraph 5.01.

3.05	Licensee hereby agrees that it shall not manufacture, distribute; market or sell products that directly compete with Licensed Products or practice processes that directly compete with Licensed Processes.

4.	SUBLICENSING

4.01	Upon written approval by OHSU, which approval will not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights.

4.02	Licensee agrees that any sublicenses granted by it shall provide that the obligations to OHSU of Paragraphs 5.01, 5.02, 8.01, 10.01, 10.02, 12.01-12.05, and 13.01-13.10 of this Agreement shall be binding upon any sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.03	Licensee agrees to prohibit any sublicensee from further sublicensing.

4.04	Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and OHSU, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to OHSU approval and contingent upon acceptance by the sublicensee of any remaining provisions of this Agreement required by OHSU.

4.05	Licensee agrees to forward to OHSU a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.

4.06	In the event of a default under Article 13 hereunder, all payments then or thereafter due to Licensee from each of its sublicensees shall, upon notice from OHSU to any such sublicensee, become owed directly to OHSU for the account of Licensee; provided that OHSU shall remit to Licensee the amount by which such payments in the aggregate exceed the total amount owed by Licensee to OHSU.

4.07	Even if Licensee enters into sublicenses, Licensee remains primarily liable to OHSU for all of Licensee’s duties and obligations contained in this Agreement.

5.	STATUTORY AND OHSU REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

5.01	OHSU reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign government or international organization pursuant to any existing or future treaty or agreement to which the Government is a signatory.

5.02	Licensee agrees that products used or sold in the United States embodying Licensed Patent Rights shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the Government.

6.	ROYALTIES AND REIMBURSEMENT

6.01

a)	Promptly following the execution of this Agreement, Licensee shall issue to OHSU as a license issuance royalty [*] shares of the Common Stock of Licensee, which shares will represent approximately [*]% of the shares of the Common Stock of Licensee deemed to be outstanding on a fully-diluted basis after giving effect to such issuance. A copy of a Term Sheet relating to Licensee’s proposed Series A-1 Preferred Stock and Series A-2 Preferred Stock financing transactions wherein Licensee will raise an aggregate of $[*] is attached hereto as Appendix B. It is anticipated that after the closing of the Series A-1 Preferred Stock financing, wherein it is anticipated that Licensee will raise $[*], the shares issued to OHSU will represent approximately [*]% of the Common Stock of Licensee deemed to be outstanding on a fully diluted basis and after the closing of the Series A-2 Preferred Stock financing transaction, wherein it is anticipated that Licensee will raise an aggregate of $[*], the shares issued to OHSU will represent approximately [*]% of the Common Stock of Licensee deemed to be outstanding on a fully-diluted basis The shares of Common Stock to be issued to Licensee shall not be subject to forfeiture and shall not be used as an offset or credit against future royalties. This Agreement is conditioned upon Licensee raising cash equity on substantially the terms described in the Series A-1/Series A-2 Term Sheet attached as Appendix B.

b)

Concurrently with the issuance of the shares of Common Stock to OHSU, OHSU shall execute an investment representation letter substantially in the form attached hereto as Appendix C, and OHSU and Licensee shall execute a Stock Restriction Agreement substantially in the form attached hereto as Appendix D (the “Stock Restriction Agreement”). Licensee warrants and represents that (i) the Stock Restriction Agreement is no more restrictive to the stockholder than any other

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

restriction agreement now in use or contemplated to be entered into between Licensee and holders of its Common Stock and (ii) all holders of Common Stock of Licensee who are employees and/or officers of Licensee have entered into or will enter into a restriction agreement which includes restrictions substantially the same as those set forth in the Stock Restriction Agreement.

c)	Licensee shall grant to OHSU the same “piggyback” registration rights as are granted to investors (the “Investors”) participating in Licensee’s Series A-1 Preferred Stock and Series A-2 Preferred Stock financing transactions. Licensee will furnish to OHSU quarterly and annual financial statements and such other financial information and reports as are furnished to the Investors, with such statements, information and reports being furnished to OHSU at the same time they are furnished to the Investors.

6.02	Licensee agrees to pay OHSU earned royalties as follows:

a)	[*] percent ([*]%) royalty on Net Sales by Licensee.

b)	In the event that any Licensed Product or practice of Licensed Process incorporates other patent rights or rights in other intellectual property for which royalties are due by Licensee, then Licensee shall not be required to stack its royalty payments, and the parties shall negotiate in goad faith among Licensee, OHSU and the other holders of the intellectual property rights to determine the division of the royalties so that Licensee shall not be required to pay an aggregate royalty of more than [*] percent ([*]%) of Net Sales. However, in no event shall the share of OHSU’s royalty be less than [*] percent ([*]%) of Net Sales of the Licensed Products or Licensed Processes.

6.03	Licensee agrees to pay OHSU milestone royalties and market launch royalties as follows:

a)	$[*] upon successful completion of [*] for any product covered by Licensed Patent Rights.

b)	$[*] upon successful completion of [*] for any product, covered by Licensed Patent Rights.

c)	$[*] upon successful completion of [*] for any product covered by Licensed Patent Rights.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

d)	In the event that any product covered by Licensed Patent Rights fails after completion of Phase III clinical trials, and a substitute product (backup compound) covered by the Licensed Patent Rights must be substituted for the same indication, no additional Phase I or II milestone royalties shall be due for any backup compound(s).

e)	$[*] upon [*] for any product covered by Licensed Patent Rights.

f)	Milestone royalties set forth in Paragraphs 6.03(a)-(c) are nonrefundable, and shall have no credit or offset against future royalties. Market launch royalties set forth in Paragraph 6.03(e) are refundable and are to be fully credited against future royalties due.

6.04	Licensee shall pay to OHSU a sublicensing royalty of [*] percent ([*]%) of any monies or other consideration received by Licensee from any sublicensing of the Licensed Patent Rights, including without limitation any sublicense initiation fees, milestone payments, royalties on sales, and any premium on any equity investment by sublicensees. Any non-cash consideration received by the Licensee from such sublicensees shall be valued at its fair market value as of the date of receipt. However, said payments from any sublicensee shall not include consideration received for cost reimbursement of R&D services, and no amount shall be due to OHSU from Licensee for consideration received as reimbursement for such R&D services.

6.05	A claim of a patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing the earned royalty payments in any given country on the earliest of the dates that a) the claim has been abandoned but not continued, b) the patent expires, c) the patent is no longer maintained by OHSU, or d) all claims of the Licensed Patent Rights have been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.06	No multiple royalties shall be payable to OHSU because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.07	On sales of Licensed Products and Licensed Processes by Licensee made in other than an arm’s-length transaction. The value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.

6.08

As an additional royalty, Licensee agrees to pay OHSU, within sixty (60) days of OHSU’s submission of a statement and request for payment, an amount equivalent to all reasonable expenses previously incurred by OHSU in the preparation, filing, prosecution, and maintenance of Licensed Patent Rights. Licensee further agrees to pay OHSU

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

quarterly, within sixty (60) days of OHSU’s submission of a statement and request for payment, a royalty amount equivalent to all such patent expenses incurred during, the previous calendar quarter, as of the date the statement and request for payment is sent by OHSU to Licensee. Licensee may elect to surrender its rights in any country of the Licensed Territory under any Licensed Patent Rights upon sixty (60) days’ written notice to OHSU and owe no payment obligation under this Paragraph 6.08 for subsequent patent-related expenses incurred in that country.

6.09	Royalties due under this Article 6 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the rate quoted in The Wall Street Journal on the last business day of the applicable calendar quarter or half-year, as applicable, that the payment is due. All checks and bank drafts shall be drawn on United States banks and shall be payable to Oregon Health & Science University at the address shown on the Signature Page below. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Licensee.

6.10	Amounts that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one percent (1.0%) per month or part thereof (or the maximum allowed by law, if less).

7.	DOMESTIC AND FOREIGN PATENT FILING, PROSECUTION, AND MAINTENANCE

7.01	OHSU in consultation with Licensee, and with Licensee’s approval, shall be responsible for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights. OHSU shall use patent counsel selected by Licensee for said preparation, filing, prosecution, and maintenance, OHSU shall promptly furnish copies of all patent-related documents to Licensee.

7.02	Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, and prosecution of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8.	RECORD KEEPING

8.01

Licensee agrees to keep, and cause its sublicensees to keep accurate and correct records of Licensed Products made, used, or sold and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due OHSU. Such records shall be retained for at least five (5) years following a given reporting period. They shall be available during normal business hours for inspection at the expense of OHSU by an accountant or Other designated auditor selected by OHSU for the sole purpose of verifying reports and payments hereunder. The accountant or auditor shall only disclose to OHSU information relating to the accuracy of reports and payments made under this Agreement. If an inspection shows an under reporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Licensee shall reimburse OHSU for the cost of the inspection at the time Licensee pays the unreported royalties, including any interest charges as required by Paragraph 6.10 of this Agreement. All payments required under this Paragraph 8.01 shall be due within thirty (30) days of the date OHSU provides Licensee notice of the payment due.

9.	REPORTS ON PROGRESS, BENCHMARKS, SALES, AND PAYMENTS

9.01	Within ninety (90) days of the Effective Date of this Agreement, Licensee shall provide OHSU with a written, current Development Plan, with sufficient detail, acceptable to OHSU.

9.02	Licensee shall provide written annual reports on its product development progress or efforts to commercialize for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, strategic alliances with industry counterparts, as well as plans for the present calendar year. Licensee agrees to provide any additional data reasonably required by OHSU to evaluate Licensee’s performance. Licensee shall amend the Development Plan at the request and with the review and written approval of OHSU to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.03	Licensee shall provide to OHSU, at least as frequently and at the same time as they are distributed to the Board of Directors and/or management of Licensee copies of all Board and managerial reports that relate to the Licensed Patent Rights, Licensed Products and Licensed Processes; and OHSU shall have rights to all information related to Board activities, including copies of information distributed to the Board.

9.04	Licensee shall report to OHSU the date of the First Commercial Sale of each Licensed Product or Licensed Process in each country in the Licensed Territory within thirty (30) days of such occurrence.

9.05	Licensee shall submit to OHSU within sixty (60) days after each calendar half-year ending June 30 and December 31 a royalty report setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of Licensee or its sublicensees in each country within the Licensed Territory, the Net Sales, the milestones achieved, and the amount of royalty accordingly due. With each such royalty report; Licensee shall submit payment of the earned royalties due. If no earned royalties are due to OHSU for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of Licensee and shall include a detailed listing of all deductions made under Paragraph 2.09 to determine Net Sales made under Article 6 to determine royalties due.

9.06	Licensee agrees to forward semi-annually to OHSU a copy of such reports received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to OHSU by Licensee for activities under the sublicense.

9.07	All plans and reports required by this Article 9 and marked “Confidential” by Licensee shall be treated by OHSU as commercial and financial information obtained from a person, and as privileged and confidential and, to the extent permitted by the Oregon Public Records Law and other applicable laws, shall not be disclosed to any third party.

10.	PERFORMANCE

10.01	Licensee shall use its reasonable best efforts to introduce the Licensed Products into the commercial market or apply the Licensed Processes to commercial use as soon as practicable. “Reasonable best efforts” for the purpose of this provision shall include, but not, be limited to, adherence to the Development Plan and any modifications thereto. The efforts of a sublicensee shall be considered the efforts of Licensee.

10.02	Upon the First Commercial Sale until the expiration of this Agreement, Licensee shall use Its reasonable best efforts to keep Licensed Products and Licensed Processes reasonably accessible to the public.

11.	INFRINGEMENT AND PATENT ENFORCEMENT

11.01	OHSU and Licensee agree to notify each other promptly of each infringement or possible infringement, as well as any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either party becomes aware.

11.02	Pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code, Licensee may (a) bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights; (b) in any such suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and (c) settle any claim or suit for infringement of the Licensed Patent Rights; provided, however, that OHSU shall have the first right to take such actions and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel. OHSU either to initiate or to join in any such suit for patent infringement. Licensee may request OHSU to initiate or join any such suit if necessary to avoid dismissal of the suit. Should OHSU be made a party to any such suit, Licensee shall reimburse OHSU for any costs, expenses, or fees which OHSU incurs as a result of such motion or other action, including any and all costs incurred by OHSU in opposing any such motion or other action. Upon Licensee’s payment of all costs incurred by OHSU as a result of Licensee’s joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. In all cases, Licensee, agrees to keep OHSU reasonably apprised of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify OHSU and give careful consideration to the views of OHSU in deciding whether to bring suit.

11.03	In any infringement action commenced under Paragraph 11.02, the expenses including costs, fees, attorney fees, and disbursements, shall be paid by Licensee. Up to [*] percent ([*]%) of such expenses may be credited against the royalties payable to OHSU under Paragraph 6.02 under the Licensed Patent Rights in the country in which such a suit is filed. In the event that [*] percent ([*]%) of such expenses exceed the amount of royalties payable by Licensee in any calendar year, the expenses in excess may be carried over as a credit on the same basis into succeeding calendar years. Any recovery made by Licensee, through court judgment or settlement, first shall be applied to reimburse OHSU for royalties withheld as a credit against litigation expenses and then to reimburse Licensee for its litigation expense. Any remaining recoveries shall be shared equally by Licensee and OHSU.

11.04	OHSU shall cooperate fully with Licensee in connection with an infringement action initiated under Paragraph 11.02. OHSU agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by Licensee.

11.05	In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by Licensee under Paragraph 11.02, pursuant to this Agreement and the provisions of Chapter 29 of Title 35, United States Code or other statutes, Licensee may a) defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights; b) in any such suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and c) settle any claim or suit for declaratory judgment involving the Licensed Patent Rights; provided, however, that OHSU shall have the first right to take such actions and shall have a continuing right to intervene in such suit. Licensee shall take no action to compel OHSU either to initiate or to join in any such declaratory judgment action. Licensee may request OHSU to initiate or join any such suit if necessary to avoid dismissal of the suit. Should OHSU be made a party to any such suit by motion or any other action of Licensee, Licensee shall reimburse OHSU for any posts, expenses, or fees which OHSU incurs as a result of such motion or other action. Upon Licensee’s payment of all casts incurred by OHSU as a result of Licensee’s joinder motion or other action, these actions by Licensee will not be considered a default in the performance of any material obligation under this Agreement. If Licensee elects not to defend against such declaratory judgment action, OHSU, at its option, may do so at its own expense. In all cases, Licensee agrees to keep OHSU reasonably apprized of the status and progress of any litigation. Before Licensee commences an infringement action, Licensee shall notify OHSU and give careful consideration to the views of OHSU in deciding whether to bring suit.

12.	DISCLAIMER OF WARRANTIES AND INDEMNIFICATION

12.01	OHSU offers no warranties other than those specified in Article 1.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.02	OHSU does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.03	OHSU MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS.

12.04	OHSU does not represent that it will commence legal actions against third parties infringing the Licensed Patent Rights.

12.05	Licensee shall indemnify and hold OHSU, its directors, trustees, officers, employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of a) the use by or on behalf of Licensee or sublicensees, directors, employees, or third parties of any Licensed Patent Rights, or b) the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials, or other products or processes developed in connection with or arising out of the Licensed Patent Rights, or c) otherwise arising out of exercise of Licensed Patent Rights granted under this Agreement. Licensee at all times shall carry insurance or self-insurance sufficient to cover its contractual obligations with respect to activities performed under this Agreement. Licensee shall provide evidence of this coverage to OHSU.

13.	TERM, TERMINATION, AND MODIFICATION OF RIGHTS

13.01	This Agreement is effective as of the Effective Date and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.02	In the event that Licensee is in default in the performance of any Material obligations under this Agreement, and if the default has not been remedied within sixty (60) days after the date Of notice in writing of such default, OHSU may terminate this Agreement by written notice.

13.03	Licensee may, upon sixty (60) days written notice to OHSU, terminate this Agreement by doing all of the following:

a)	Ceasing to make, have made, use, import, sell and offer for sale any Licensed Products and/or use of Licensed Processes;

b)	Terminating all sublicenses, and causing all sublicensees to cease making, having made, using, importing, selling and offering for sale any Licensed Products and/or use of Licensed Processes; and

c)	Paying all monies owed to OHSU under this Agreement

13.04	OHSU shall specifically have the right to terminate this Agreement if OHSU determines that: 1) Licensee is more than thirty (30) days late in paying to OHSU any consideration due under this Agreement and Licensee does not immediately pay OHSU in full upon demand, 2) Licensee experiences a Trigger Event, or 3) Licensee breaches this Agreement (other than a breach solely under 13.04 (1)1 and does not cure the breach within sixty (60) days after written notice of the breach.

13.05	OHSU shall specifically have the right to terminate or modify, at its option, this Agreement, if OHSU determines that the Licensee: 1) is not reasonably proceeding with the development and practical application of Licensed Products or Licensed Processes and the Licensee cannot otherwise demonstrate to OHSU’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve practical application of the Licensed Products or Licensed Processes; or 2) is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences. In making this determination, OHSU will take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment. Prior to invoking this right, OHSU shall give written notice to Licensee providing Licensee specific notice of, and a sixty (60) day opportunity to respond to, OHSU’s concerns as to the previous items 1) to 3). If Licensee fails to alleviate OHSU’s concerns as to the previous items 1) to 3) or fails to initiate corrective action to OHSU’s satisfaction, OHSU may terminate or modify this Agreement.

13.06	Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those related to patent expense, due to OHSU shall become immediately due and payable upon termination or expiration. If this Agreement is terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with OHSU pursuant to Paragraph 4.04.

13.07	Upon termination of this Agreement, Licensee and any sublicensee shall, at OHSU’s request, return to OHSU any data generated during the term of this Agreement that will facilitate the development of the technology licensed under this Agreement.

13.08

 Upon termination of this Agreement, Licensee shall cause physical inventories to be taken immediately of: (a) all completed Licensed Products) or products requiring the use of Licensed Processes on hand under the control of Licensee or any sublicensee; and (b) such Licensed Product(s) or products as are in the process of manufacture and component parts thereof as of the date of termination of this Agreement, which inventories shall be reduced to writing. Licensee shall deliver copies of such written inventories, verified by an officer of Licensee forthwith to OHSU. OHSU shall have 46 days after receipt of such verified inventories within which to challenge the inventory and request an audit. Upon five days written notice to Licensee, OHSU and its agents shall be given access during business hours to the premises of Licensee or its sublicensees for the purpose of conducting an audit. Upon the termination of this Agreement, Licensee shall, at its own expense forthwith remove, efface or destroy all references to OHSU from all advertising or other materials used in the promotion of Licensee’s business or the business of any sublicensee and Licensee and any sublicensee shall not thereafter represent in any manner that it has rights in or to the Licensed Patent Rights or Licensed Product(s) or products requiring the use of Licensed Process(es).

13.09	Notwithstanding the foregoing, if this Agreement terminates other than pursuant to Paragraph 13.04 1) or 2), Licensee shall have a period of six (6) months to sell off its inventory of Licensed Product(s) or products requiring the use of Licensed Process(es) existing on the date of termination of this Agreement and shall pay royalties to OHSU with respect to such Licensed Product(s) and products within thirty (30) days following the expiration of such six-month period (“Sell Off Right”).

13.10	Paragraphs 4.06, 6.06, 6.07, 8.01, 9.07, 12.01-12,05, 13.06-13.10, and 14.12 of this Agreement shall survive termination of this Agreement. Licensee’s obligation to pay all monies owed accruing under this Agreement shall survive termination of this Agreement.

14.	GENERAL PROVISIONS

14.01	Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of OHSU to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by OHSU or excuse a similar subsequent failure to perform any such term or condition by Licensee.

14.02	This Agreement constitutes the entire agreement between the parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.03	The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.04	If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of such Modification. No modification will be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.05	The construction, validity, performance, and effect of this Agreement shall be governed by the laws of the State of Oregon.

14.06	All notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail properly addressed to the other party at the address designated on the following Signature Page, or to such other address as may be designated in writing by such other party, and shall be effective as of the date of the postmark of such notice.

14.07	This Agreement shall not be assigned by Licensee except a) with the prior written consent of OHSU, such consent not to be unreasonably withheld, and to be deemed given if Licensee requests OHSU’s consent and OHSU does not respond to Licensee’s request within sixty (60) days of said request; or b) as part of a sale or transfer of substantially the entire business of Licensee relating to operations which concern this Agreement. Licensee, shall notify OHSU within ten (10) days of any assignment of this Agreement by Licensee.

14.08	Licensee agrees in its use of any OHSU-supplied materials to comply with all applicable statutes, regulations, and guidelines.

14.09	In connection with this Agreement, the parties may provide to each other certain confidential information (“Confidential Information”). Each party agree to take customary steps to protect Confidential Information of the other party, including according such information the same policies and procedures applicable to its own confidential business information. Confidential Information will be disclosed to agents, employees, and sublicensees of Licensee only on a “need-to-know” basis and only after such persons or companies have been informed of and obligated to maintain confidentiality. Each party will use the Confidential Information of the other only in connection with exercising its rights under this Agreement. Confidential Information will not include information which is now or becomes part of the public domain through no fault of the receiving party, was already known by the receiving party at the time of disclosure by the disclosing party, was independently developed by the receiving party without use of Confidential Information of the other party, was obtained from a third party not under any confidentiality obligation with respect to such information, or was required to be disclosed by law, including the Oregon Public Records Law.

14.10	Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of such items may require a license from the cognizant agency of the Government or written assurances by Licensee that it shall not export such items to certain foreign countries without prior approval of such agency. OHSU neither represents that a license is or is not required or that, if required, it shall be issued.

14.11	Licensee agrees to mark the Licensed Products or products requiring the use of Licensed Processes or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products or products requiring the use of Licensed Processes manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to preserve OHSU patent rights in such countries.

14.12

 By entering into this Agreement, OHSU does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement. Licensee shall not state or imply that this Agreement is an endorsement by OHSU, or its employees. Additionally, Licensee shall not use the names of OHSU or their employees in any advertising, promotional, or sales literature without the prior written consent of OHSU. Either party may issue a press release regarding this Agreement provided that the contents of said press release are mutually agreed to by the parties.

14.13	The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, including use of mediation.

[SIGNATURES BEGIN ON NEXT PAGE.]

OHSU PATENT LICENSE AGREEMENT EXCLUSIVE/EQUITY

SIGNATURE PAGE

FOR OHSU:

by:	/s/ Todd T. Sherer, Ph.D.	6-27-01
	Todd. T. Sherer, Ph.D.	Date
Director, Technology and Research
Collaborations, Oregon Health & Science University

Mailing Address for Notices:

Technology and Research Collaborations, L335

Oregon Health & Science University

3181 S. W. Sam Jackson Park Road

Portland, Oregon 97201-3098

Licensee

by:	/s/ Eckard Weber	6-27-01
	Signature of Authorized Official	Date

Eckard Weber
Printed Name

President & CEO
Title

Mailing Address for Notices:

D-Novo Therapeutics, Inc.

28201 Cabot Road, Suite 200

Laguna Niguel, California 92677

APPENDIX A

Patent or Patent Application

PCT Patent Application #W0 99/49870 “Vitamin D and its Analogs in the Treatment of Tumors and Other Hyperproliferative Disorders.”

Patent applications related to the pulsatile high-dose administration of Vitamin D and analogs in tumors and other hyperproliferative disorders as follows:

APPENDIX B

Term Sheet

APPENDIX C

Investment Representation Letter

APPENDIX D

Stock Restriction Agreement